Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE
(Ernest and Virginia Myers — $8,656,324)

THIS AGREEMENT (the “Agreement”) is made as of the 11th day of February, 2016 (the “Effective Date”), between Ernest Myers (“E. Myers”) and Virginia Myers (“V. Myers, and together with E. Myers the “Seller”) and Gunbarrel Road Alamosa, LLC, a Delaware limited liability company, or its designee (the “Purchaser”).

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Closing Date” shall mean the day which is one (1) business day after the expiration of the Inspection Period.

“Contracts” shall mean, collectively, any and all service, maintenance, management or other contracts or agreements with third parties relating to or affecting the Property.

“Crops” shall mean any and all unharvested crops at the Property as of the Effective Date.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit C attached hereto and incorporated by reference herein.

“Earnest Money” shall mean the sum of Sixty Nine Thousand Nine Hundred Forty and 80/100 dollars ($69,940.80), together with all interest accrued thereon.

“GAP” shall mean good agricultural practices.

“Government Payments” shall mean all federal, state and local government payments, benefits and entitlements associated with or applicable to the Property or any crops grown thereon, including without limitation any applicable direct payments or counter-cyclical payments under the Farm Security and Rural Investment Act of 2002, as amended.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on March 2, 2015.

“Improvements” shall mean all buildings, structures, gates, fences, roads, levees, ditches, grain bins, silos, other storage bins, a potato storage facility and a small shop building, together with all other appurtenances or other facilities currently existing on the Property, including without limitation all Irrigation Equipment.

“Irrigation Equipment” shall mean all below ground, surface and above ground irrigation equipment at the Property, including without limitation water well structures, pumps, motors, casings, risers, above and below ground pipes and pipelines, culverts, overhead irrigation equipment, drip irrigation equipment, pivot irrigation equipment, accessories and all related power and control units and systems, as applicable, if and to the extent any such exist on the date hereof. All the Irrigation Equipment shall be deemed to be part of the Improvements to be conveyed to Purchaser.

“Land” shall mean that certain real property located in Saguache County, State of Colorado, comprising approximately 2,514 gross acres, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all rights (including without limitation all mineral rights, if any, owned by Seller), easements, hereditaments and appurtenances thereunto belonging.

“Lease” shall mean that certain lease to be effective as of the Closing Date by and between Purchaser or its permitted assignee, as landlord, and M&M Grain and Produce, LLC, as tenant, and in substantially the form attached hereto as Exhibit D and incorporated herein by reference.

“Lease Guarantor” shall mean Ernest Myers and Virginia Myers, jointly and severally.

“Lease Guaranty” shall mean that certain Guaranty of Agricultural Lease to be effective as of the Closing Date executed by Lease Guarantor in favor of Purchaser, as landlord under the Lease, and guarantying the obligations of Tenant under the Lease.

“Personal Property” shall mean any personal property used by Seller in conducting farming or in connection with operations or the processing or storage of crops at the Property that will be conveyed to Purchaser as part of this transaction, if any, as more particularly described on Exhibit B attached hereto and incorporated by reference herein. For the purposes hereof, the portion of the Purchase Price allocated to the Personal Property shall be Eight Hundred Twenty Thousand and NO/100 dollars ($820,000.00).

“Property” shall mean the Land, Improvements, and any Personal Property, specifically including without limitation all Water Rights.

“Purchase Price” shall mean the total amount of Eight Million Six Hundred Fifty Six Thousand Three Hundred Twenty Four and NO/100 dollars ($8,656,324.00), subject to adjustment as set forth in this Agreement.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation
Attention: Bill Hughes
106 E. Apple Street
Freeburg, IL 62243
(618) 606-2887(T)
(618) 539-9885 (F)
Email: bill.h@gladstonecompanies.com

With copy to:

Gladstone Land Corporation
Attn: Joseph Van Wingerden
1521 Westbranch Drive
Suite 200
McLean VA 22102
(703) 287-5914 (T)
(703) 287-5801 (F)
Email: Joe.V@gladstonecompanies.com

With additional copy to:

Bass Berry & Sims PLC
Attention: Robert P. McDaniel, Jr.
100 Peabody Place, Suite 900
Memphis, TN 38103
(901) 543-5946 (T)
(888) 765-6437 (F)
Email: rmcdaniel@bassberry.com.

“Related Agreements” shall mean those agreements set forth on Schedule 1 attached hereto and incorporated herein by reference.

“Seller’s Address” shall mean:

Ernest Myers and Virginia Myers
5642 County Road 53
Center, CO  81125
(719) 754-2139 (T)
(719) 754.3190 (F)
Email: virginia@mvproduce.com
Email: ernie@mvproduce.com

With Copy to:

McClure & Eggleston, LLC
Attn: Peter M. Eggleston
1600 Broadway, Suite 920
Denver, CO 80202
(303) 953-5810 (T)
(303) 888-1866 (C)
Email: peggleston@melawllc.com

“Tenant” shall mean M&M Grain and Produce, LLC.

“Tenant Inducements” shall mean any and all free rent, allowance(s) to Tenant for any Improvements, and any forbearance or waiver in enforcing any of Tenant’s obligations under the Lease.

“Title Company” shall mean: Chicago Title Insurance Company.

“Title Company’s Address” shall mean:

Chicago Title Insurance Company
Attn: Melodie T. Rochelle
Vice President and Sr. Commercial Title Office
5516 Falmouth St., Ste. 200
Richmond, VA 23230
(804) 521-5713 (T)

(804) 521-5756 (F)

(804) 477-4771 (C)

Email: melodie.rochelle@fnf.com

“Water Rights” shall mean all water and water rights, well and well rights, and surface rights and interests that are appurtenant to or available for use on the Property that exist on the Effective Date including those used to conduct farming operations on the Property.

2. Property. Seller hereby agrees to sell and Purchaser, or its designee, hereby agrees to purchase from Seller the Property.

3. Earnest Money. Within three (3) business days after Effective Date, Purchaser shall deposit the Earnest Money with the Title Company by wire transfer or certified or cashier’s check. Said Earnest Money shall be refundable to Purchaser only as specifically provided in this Agreement.

4. Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer.

5. Inspection Period; Refund of Earnest Money; Due Diligence Materials.

(a) Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be refundable to Purchaser only as expressly otherwise set forth in this Agreement, and this Agreement shall remain in effect.

(b) Within five (5) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the Due Diligence Materials. For each day of Seller’s delay in delivering all of the Due Diligence Materials beyond five (5) days after the Effective Date, the Inspection Period and Closing Date shall (at Purchaser’s option) be extended by one (1) day. Seller shall also promptly provide any other documents or information in Seller’s possession or control relating to the Property, the Lease, the Tenant, or any Contract that is reasonably requested by Purchaser.

6. Costs and Prorations.

(a) Purchaser shall pay the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof, and the costs of any Phase I environmental report obtained by Purchaser. Seller shall pay for preparation of the deed of transfer, the premium for Purchaser’s Title Policy, defined below, and any costs of production of the title search or abstract for the Property to the extent not included in the policy premium. Purchaser shall pay the documentary fee and applicable recording costs and filing fees applicable to the deed of transfer and the conveyance of Water Rights, all expenses incident to any financing obtained for the purchase of the Property. All other closing costs shall be borne in accordance with the custom in Saguache County, Colorado.

(b) Property taxes and assessments constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto shall be prorated between the parties as of the Closing Date. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference.

7. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:

(a) Purchaser shall have received a current Phase I environmental assessment satisfactory to Purchaser prepared by a competent licensed environmental engineer satisfactory to Purchaser that does not recommend a Phase II environmental assessment and reflecting that there are no hazardous wastes, hazardous materials or fuel (or other storage) tanks located below the surface of the Property, and that the Property is in compliance with all applicable environmental laws, ordinances, rules and regulations.

(b) The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), as evidenced by a “marked up” Title Commitment, defined below, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have reasonably requested.

(c) Subject to Sections 14 and 15 below, there shall have been no material adverse change in the condition of any of the Property (including without limitation any Improvements) after expiration of the Inspection Period and prior to the Closing Date.

(d) Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

(e) There shall have been no material or adverse change to the financial condition of Tenant from the Effective Date prior to Closing.

(f) At or prior to the Closing Date, Lease Guarantor shall have executed and delivered the Lease Guaranty to Purchaser, as Landlord under the Lease, and the Lease Guaranty shall be in full force and effect in accordance with its terms and conditions.

8. Conditions Precedent to Purchaser’s and Seller’s Obligations. Purchaser and Seller acknowledge that as a condition precedent to Purchaser’s and to Seller’s obligations hereunder, the following shall occur on or before the Closing Date:

(a) At or prior to Closing Date, the Tenant and Purchaser shall have executed and delivered the Lease, which shall be in full force and effect in accordance with its terms and conditions.

(b) Purchaser has or anticipates entering into the Related Agreements, and Purchaser and Seller agree that the closing and completion of the Related Agreements and the transactions contemplated therein are integrally related to this Purchase and Sale Agreement. Therefore, the transactions described in the Related Agreements shall be closed and completed as contemplated therein.

9. Closing; Deed.

(a) Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Title Company at 10:00 a.m. on the Closing Date or such other place and time as the parties may agree in writing.

(b) At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the real property and improvements by special warranty deed acceptable to Purchaser and the Title Company (the “Deed”), subject only to (i) standard exceptions for real property taxes not yet due and payable, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”). The Land description in the Deed shall be the property description from Seller’s vesting deed(s); provided, that if Purchaser obtains a Survey of the Property, Seller also agrees to execute and deliver a recordable Quit Claim Deed to Purchaser at Closing using the Survey description. To the extent necessary and appropriate to convey Water Rights, Seller shall execute and deliver a quit claim deed, assignment of permits or interests or by other appropriate conveyance (“Water Rights Conveyance Instrument”) in addition to the Deed and other instruments provided for herein in form and substance reasonably acceptable to Purchaser. Irrigation Equipment and other personal property to be conveyed shall be conveyed by bill of sale.

10. Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause a survey of the Property to be prepared by a surveyor selected by Purchaser (“Survey”).

11. Title. During the Inspection Period, Purchaser shall procure a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”) and furnish a copy thereof to Seller. Purchaser shall have 10 days after receipt of the Title Commitment from Title Company to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update by subsequent Title Objection Notice to Seller. Within five (5) business days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied at least two (2) business days prior to Closing). In the event that Seller does not deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure within such five (5) day period, Seller shall be deemed to have elected to cure all such objections. Within five (5) business days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at least two (2) business days before the scheduled date of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at least two (2) business days prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

12. Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

(a) Other than the Tenant under the Lease, which Lease shall be effective at Closing, there are and there will be no parties in possession of any portion of the Property as lessees or sublessees, and no other party has been granted an oral or written license, lease, sublease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property. Except as otherwise disclosed, all Contracts are valid and binding in accordance with their respective terms and conditions, are in full force and effect, and have no uncured breach or default by any party, and no off-sets or defenses are available to any party under any Contract. All Contracts are cancellable upon not more than thirty (30) days prior written notice. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property.

(b) The Seller has not received notice of any default (nor is there any default) under any note, mortgage, deed of trust or other security interest or loan document or indebtedness related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

(c) The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

(d) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(e) Each of E. Myer and V. Myer is an individual resident of Saguache County, Colorado. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Seller or the Property. .

(f) The Seller has and will convey to the Purchaser good, marketable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions.

(g) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to the knowledge of the Seller is any such proceeding or assessment contemplated by any governmental authority other than assessments relating to Water Rights and Subdistrict No. 1 appearing in arrears on property tax notices. There will be no claim against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. There are no public plans or proposals for changes in road grade, access, or other municipal improvements known to Seller which would adversely affect the Property or result in any assessment; and Seller has no knowledge or notice of any pending ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property.

(h) Except as disclosed in the Due Diligence Materials, no Improvements on the Land are located within the area determined to be within any flood hazard areas, including the 100-year flood plain on the Flood Insurance Rate Map published by the Federal Emergency Management Agency and/or by the United States Army Corps of Engineers and/or the county or counties in which the Land is located and/or the State of Colorado.

(i) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

(j) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

(k) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. The Property does not currently contain any underground storage tanks and any underground storage tanks previously located on the Property have been removed in accordance with the requirements of all applicable laws with “clean closure” or “no further action” letter(s), or comparable letters, issued by the State of Colorado in connection therewith. Without limiting the other provisions of this Section 11(k), there has never been any release or spill in reportable quantities of oil, fuel or any other substance stored in storage tanks of any kind on the Property.

(l) Seller has reviewed and approved the Lease in all respects and will, and hereby covenants and agrees to, enter into the Lease with Purchaser at or prior to Closing.

Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

13. Broker and Broker’s Commission. Purchaser and Seller each represent and warrant to the other that such party has not incurred an obligation to any broker or agent in connection with the transaction contemplated hereby. Each party hereby covenants and agrees to defend, indemnify and hold harmless the other party against and from any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by such party of any real estate broker or agent in connection with this transaction. The provisions of this Section 13shall survive the Closing of this transaction.

14. Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege at reasonable times and after reasonable notice to Seller to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or building inspections, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, cost (including without limitation reasonable attorney fees), claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this section (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing).

15. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

16. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the improvements situated on the Property in the amount of Ten Thousand and No/100 Dollars ($10,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above. In the event less than Ten Thousand and No/100 Dollars ($10,000.00) of damage to the improvements situated on the Property exists, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

17. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall use and maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

18. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into a New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. Seller shall cause any Contracts which Purchaser elects in its discretion not to assume to be cancelled at or before Closing.

19. Notice. Notices provided for in this Agreement must be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via a reputable express courier, (iv) sent by facsimile during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than electronic mail, or (v) sent by electronic mail during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than facsimile, addressed as set forth below. Notice sent by U.S. mail is deemed delivered three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed received two days after the day receipted for by the express carrier or its agent. Notice sent via facsimile is deemed delivered upon the transmission to the phone number designated as the recipient’s facsimile phone number above Notice sent via electronic mail is deemed delivered upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address set forth above. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.

20. Remedies. If this transaction fails to close by reason of Purchaser’s failure to perform its obligations under this Agreement, the Earnest Money shall be retained by Seller as liquidated damages the parties hereby acknowledging that Seller’s actual damages in such circumstances would be difficult, if not impossible, to determine. Seller expressly acknowledges and agrees that retention of the Earnest Money as provided for herein shall be Seller’s sole and exclusive remedy in the event of Purchaser’s failure to perform its obligations hereunder. If this transaction fails to close for any reason other than Purchaser’s failure to perform his obligations hereunder, the Earnest Money shall promptly be refunded to Purchaser. In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser shall have the right to a refund of all Earnest Money, specific performance and all other rights and remedies available at law or in equity for Seller’s breach, all` of which are reserved, cumulative, and nonexclusive. Seller waives the right to assert the defense of the lack of mutuality in any suit for specific performance instituted by Purchaser. Without limiting the foregoing, the prevailing party shall also be entitled to recover its attorneys’ fees and costs in connection with enforcing its rights and remedies under this Agreement.

21. Time of Essence. Time is of the essence of this Agreement.

22. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller also shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit E; (iv) Seller’s representation and warranty downdate certificate under Section 11; (v) the Lease, (vi) the Water Rights Conveyance Instrument, if applicable, and (vii) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit.

23. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

24. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

25. Possession. Seller shall deliver actual possession of the Property at Closing, subject to the Lease.

26. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and venue for any civil action brought hereunder shall lie in the Colorado State courts in Saguache County, Colorado.

27. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and Purchaser shall have the right to assign its rights hereunder with Seller’s prior consent which shall not be unreasonably withheld and, except as provided in Paragraph 28, thereafter be released from any further liability hereunder.

28. Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser’s indemnification with respect to its entering upon the Property prior to Closing, Seller’s representations, covenants, warranties and indemnity agreement in Section 11, Seller’s agreement to cooperate with a Rule 3-14 audit, Seller’s covenant not to encumber the Property subsequent to the date hereof, the mutual covenants of Seller and Purchaser to indemnify each other, as the case may be, as set forth in Section 12, shall not merge into the Deed but instead shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.

29. Tax Deferred Exchange. Either party may structure the purchase or sale of the Property as a like kind exchange under Internal Revenue Code Section 1031, at such party’s sole cost and expense. The non-exchanging party shall reasonably cooperate therein, provided that the non-exchanging party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange and the non-exchanging party shall not be required to take title to or contract for purchase of any other property. If the exchanging party uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of the exchanging party hereunder shall not relieve, release or absolve the exchanging party of its obligations to the non-exchanging party hereunder. The exchanging party shall reimburse the non-exchanging party for all reasonable out-of-pocket expenses, if any, incurred by the non-exchanging party in effectuating any such exchange.

30. Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property.

31. Rule 3-14 Audit. Seller agrees to reasonably cooperate, at no cost or expense to Seller, with Purchaser in connection with any Rule 3-14 audit that Purchaser may conduct with respect to the Property within one year after the Closing Date. Purchaser shall advance to Seller any anticipated cost or expense of such cooperation, to be adjusted at the conclusion of such audit.

32. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise specified, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Property is located.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:
Gunbarrel Road Alamosa, LLC,
a Delaware limited liability company
By: Gladstone Land Limited Partnership, a Delaware limited partnership, its
Sole Member
By: Gladstone Land Partners, LLC, a Delaware limited liability company, its
General Partner
By: Gladstone Land Corporation, a Maryland corporation, its Manager
By: /s/ David Gladstone

Name: David Gladstone

Title: Chief Executive Officer

SELLER:
/s/ Ernest Myers

Ernest Myers /s/ Virginia Myers

Virginia Myers

EXHIBIT A
LAND

Ernest and Virginia Myers — $8,656,324

Township 41 North, Range 8 East, N.M.P.M., County of Saguache, State of Colorado

Section 13: All, Less and except Tract 2 of the Myers Division of the E1/2 of Said Section 13, according to the Plat filed June 2, 1998 at Reception No. 323342.

Section 24: N1/2, Less and except a portion of the NW1/4 described as the Myers Home Tract as set forth on Saguache County Resolution LU-2011-30 recorded on July 20, 2011 at Reception No. 369797.

Township 41 North, Range 9 East, N.M.P.M., County of Saguache, State of Colorado

Section 7: SE1/4

Section 8: W1/2, and Tract 1 of the NE1/4 of Section 8, according to the Plat filed June 6, 2001 at Reception No. 333581, County of Saguache, State of Colorado.
Less and except Tract 1 located in the NW1/4 and NE1/4 of said Section 8 as conveyed in the Quitclaim Deed recorded March 10, 2015 at Reception No. 377985.

Section 21: SE1/4 and Parcel 2 of the Lockett Farms Division of Land according to the Plat filed April 14, 2009, at Reception No. 364048, said Parcel is located in the SW1/4 of Section 21, Township 41 North, Range 9 East of the N.M.P.M., County of Saguache, State of Colorado.

Section 29: SE1/4

Section 31: NE1/4

Section 32: N1/2

The foregoing being together with all water and water rights, surface and surface rights, well and well rights which are or may be used on or in connection with the above described real property, including, but not limited to, adjudicated water rights and decrees and priorities therefore; well permits issued by the State Engineer; all canals, reservoirs, pipelines, tunnels, and rights of way appurtenant to or used in connection with the above-described real property, including, but not by way of limitation, inclusion of a portion of the above described property within the San Luis Valley Irrigation District (Farmer’s Union Canal).

EXHIBIT B
PERSONAL PROPERTY

See attached
EXHIBIT C
DUE DILIGENCE MATERIALS

(a) Any plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings) with regard to the Property that are in Seller’s possession;

(b) Any appraisals, surveys, title policy(ies) or title work of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;

(c) Operating budgets relating to the use and operation of the Property for the two (2) most recent complete calendar years and the current year;

(d) Income and expense statements relating to the use and operation of the Property for the two (2) most recent complete calendar years and the current year-to-date;

(e) Copies of any current lease and any amendments or proposed amendments thereto;

(f) As to each existing lease and tenant, a statement of (i) the rent payable under such Lease for the last five (5) years, (ii) the date on which rent is due under each lease, (iii) all receipts for rent and the rental period for which, rent has been paid, (iv) the expiration date of such lease and any renewal or extension options, (v) information regarding the status of security deposits, if applied, and (vi) the identity of any sublessee(s) or licensee (s) of any part of the Property (including without limitation, any licensee of any hunting, fishing or other recreational rights with respect thereto), including the material terms of any such sublease or license;

(g) Copies of all correspondence in Seller’s possession relating to any lease or Government Payments;

(h) Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;

(i) Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;

(j) Copies of insurance certificates with respect to the Property;

(k) Copies of all of the Contracts and any amendments or proposed amendments thereto;

(l) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property that are in Seller’s possession;

(m) Any environmental assessment report or study with respect to the Property in Seller’s possession;

(n) Copies of any warranties relating to any Improvements or Personal Property (including without limitation Irrigation Equipment) included in the Property;

(o) Any information in Seller’s possession or control from any governmental agency or authority regarding the Property or adjacent properties;

(p) Copies of any notices and correspondence received from any governmental agency of authority regarding the Property or adjacent properties;

(q) Copies of any notices and correspondence received from third-parties claiming an interest or right in and to the Property, or any portion thereof;

(r) Copies of any certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof; and

(s) Copies of the most current and up to date financial statements for the Tenant and for years 2014, 2013 and 2012.

EXHIBIT D
LEASE

See attached

EXHIBIT E
GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of the        of      , 20      , by        (“Assignor”), whose address is      , in favor of        (“Assignee”), a      whose address is       .

1. Purchase Agreement; Defined Terms. This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale between       , as Purchaser, and      , as Seller, dated as of       , 201       (the “Purchase Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Assignment and Conveyance. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, conveys, grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the following in accordance with the terms and conditions of the Purchase Agreement:

i.	[All Contracts not previously terminated at Assignee’s request];

ii.	All Personal Property scheduled in Exhibit B to the Purchase Agreement and not conveyed by bill of sale;

iii.	All warranties, guarantees, bonds, licenses, building permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses to and in connection with the construction, development, ownership, use, operation or maintenance of the Property or any part thereof, to the extent the same are assignable; and

iv.	All Water Rights not otherwise conveyed.

5. Indemnity. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contracts, or the Lease first arising prior to the date hereof.

6. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

7. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

8. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

9. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

10. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

By:
Title:

ASSIGNEE

SCHEDULE 1

RELATED AGREEMENTS

1.	Agreement of Purchase and Sale by and between SAM Investments, Inc. and Purchaser dated on or about even date herewith.

2.	Contribution Agreement by and between SAM Investments, Inc., E. Myers, Purchaser, Gladstone Land Corporation, Gladstone Land Partners, LLC, and Gladstone Land Limited Partnership dated on or about even date herewith.

3.	Contribution Agreement by and between SAM Investments, Inc., Gladstone Land Corporation, Gladstone Land Partners, LLC, and Gladstone Land Limited Partnership dated on or about even date herewith.

15794577.15